FOR IMMEDIATE RELEASE
DATE: April 21, 2016

HERITAGE FINANCIAL ANNOUNCES FIRST QUARTER 2016 RESULTS AND DECLARES REGULAR CASH DIVIDEND

•	Diluted earnings per common share were $0.30 for the quarter ended March 31, 2016 compared to $0.32 for the quarter ended March 31, 2015 and $0.32 for the linked-quarter ended December 31, 2015.

•	Heritage declared a regular cash dividend of $0.12 per common share on April 20, 2016, an increase of 9.1% from $0.11 for the cash dividend paid in the quarter ended March 31, 2016.

•	Return on average assets was 1.00% and return on average tangible common equity was 10.48% for the quarter ended March 31, 2016.

•	Total loans receivable, net, increased $57.2 million, or 2.4%, to $2.43 billion at March 31, 2016 from $2.37 billion at December 31, 2015.

Olympia, WA - Heritage Financial Corporation (NASDAQ GS: HFWA) (“Company” or “Heritage”) today reported that the Company had net income of $9.1 million for the quarter ended March 31, 2016 compared to net income of $9.8 million for the quarter ended March 31, 2015 and $9.5 million for the linked-quarter ended December 31, 2015. Diluted earnings per common share for the quarter ended March 31, 2016 was $0.30 per diluted common share compared to $0.32 per diluted common share for both the quarter ended March 31, 2015 and the linked-quarter ended December 31, 2015.

Brian L. Vance, President and CEO, commented, "The highlight of our first quarter was our loan growth of 2.4%, or 9.6% on an annualized basis. We continue to have confidence in the general Pacific Northwest economy. Our core markets--Seattle, Bellevue, Everett and Tacoma--continue to show steady growth and improvement."

"We are also pleased to announce a $0.01 increase in our quarterly cash dividend to $0.12, which represents a quarter-over-quarter increase of 9.1%."

Balance Sheet

The Company’s total assets increased $27.2 million, or 0.7%, to $3.68 billion at March 31, 2016 from $3.65 billion at December 31, 2015.

Loans receivable, net of allowance for loan losses, increased $57.2 million, or 2.4%, to $2.43 billion at March 31, 2016 from $2.37 billion at December 31, 2015. The growth in loans receivable was due primarily to increases of $33.1 million in non-owner occupied commercial real estate loans, $14.3 million in consumer loans and $12.2 million in real estate construction and land development loans.

Investment securities available for sale increased $10.3 million, or 1.3%, to $822.2 million at March 31, 2016 from $811.9 million at December 31, 2015. The increase was due to primarily to increases in unrealized gains on the investment securities as a result of increases in market values as well as purchases of additional investment securities.

Interest earning deposits, included as a component of cash and cash equivalents, decreased $30.3 million, or 48.3%, to $32.5 million at March 31, 2016 from $62.8 million at December 31, 2015 as the Company utilized its cash to invest in higher yielding interest earning assets, including loans and investment securities.

Total deposits increased $22.6 million, or 0.7%, to $3.13 billion at March 31, 2016 from $3.11 billion at December 31, 2015. Non-maturity deposits as a percentage of total deposits increased to 87.0% at March 31, 2016 from 86.5% at December 31, 2015. The increase in this ratio was due to a combination of an increase of $35.1 million in non-maturity deposits and a decrease of $12.5 million in certificates of deposits. The increase in non-maturity deposits was primarily due to a $26.2 million, or 2.9%, increase in NOW accounts to $944.1 million at March 31, 2016 from $917.9 million at December 31, 2015 and a $23.6 million, or 3.1%, increase in noninterest bearing demand deposits to $794.5 million at March 31, 2016 from $770.9 million at December 31, 2015, offset partially by a $26.3 million, or 4.8%, decrease in money market deposits to $519.1 million at March 31, 2016 from $545.3 million at December 31, 2015. Certificates of deposit decreased $12.5 million, or 3.0%, to $407.8 million at March 31, 2016 from $420.3 million at December 31, 2015. Deposits per branch increased $3.3 million, or 7.1%, to $49.7 million at March 31, 2016 from $46.4 million at December 31, 2015 due to a combination of deposit growth and a reduction of four branches during the quarter ended March 31, 2016.

Total stockholders’ equity increased $10.2 million, or 2.2%, to $480.2 million at March 31, 2016 from $470.0 million at December 31, 2015. The increase was primarily due to net income of $9.1 million during the quarter ended March 31, 2016 and an increase of $5.7 million in accumulated other comprehensive income, partially offset by $3.3 million in cash dividends and $1.9 million in stock repurchases. During the quarter ended March 31, 2016, the Company repurchased 100,000 shares of common stock at a weighted average price of $17.08. In addition, during the quarter ended March 31, 2016, the Company issued 99,373 shares of common stock in the form of restricted stock awards to employees of which the expense will be recognized over a four-year vesting period. The Company and Heritage Bank continue to maintain capital levels significantly in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had common equity Tier 1 risk-based, Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at March 31, 2016 of 11.9%, 10.5%, 12.6% and 13.6%, respectively, compared to 12.0%, 10.4%, 12.7% and 13.7%, respectively, at December 31, 2015.

Credit Quality

The allowance for loan losses was $29.7 million at both March 31, 2016 and December 31, 2015. This was due to a provision for loan losses of $1.1 million offset by $1.2 million in net charge-offs recognized during the quarter ended March 31, 2016. Nonperforming loans to loans receivable, net, increased to 0.50% at March 31, 2016 from 0.40% at December 31, 2015. Nonaccrual loans increased $2.7 million, or 27.8%, to $12.4 million ($1.4 million guaranteed by government agencies) at March 31, 2016 from $9.7 million ($1.1 million guaranteed by government agencies) at December 31, 2015. The increase was due primarily to $4.0 million of additions to nonaccrual loans, offset partially by $1.1 million of net principal reductions and $206,000 of charge-offs.

The allowance for loan losses to nonperforming loans was 240.14% at March 31, 2016 compared to 307.67% at December 31, 2015. Potential problem loans were $94.8 million at March 31, 2016 compared to $110.4 million at December 31, 2015. The $15.5 million decrease was primarily due to loan grade improvements of $9.8 million, net loan payments of $6.0 million, loans transferred to impaired status of $3.9 million and loan charge-offs of $1.4 million, offset partially by the addition of $6.2 million of loans graded as potential problem loans during the period.

The allowance for loan losses to loans receivable, net was 1.21% at March 31, 2016 compared to 1.24% at December 31, 2015. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred credit losses based on an evaluation of known and inherent risks in the loan portfolio at March 31, 2016. Included in the carrying value of loans are net discounts on loans purchased in mergers and acquisitions which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the unpaid principal balance. The remaining net discounts on these purchased loans was $18.6 million at March 31, 2016 compared to $20.4 million at December 31, 2015.

Net charge-offs increased to $1.2 million for the quarter ended March 31, 2016 compared to $1.1 million for the same quarter in 2015 and $382,000 for the linked-quarter ended December 31, 2015. The increase of net charge-offs in the quarter ended March 31, 2016 was due primarily to a charge-off of $925,000 from a commercial and industrial loan that defaulted during the quarter.

Nonperforming assets increased $2.5 million, or 21.3%, to $14.2 million ($1.4 million guaranteed by government agencies), or 0.39% of total assets, at March 31, 2016, compared to $11.7 million ($1.1 million guaranteed by government agencies), or 0.32% of total assets, at December 31, 2015 due primarily to the increase in nonperforming loans discussed above. Other real estate owned decreased $193,000, or 9.6%, to $1.8 million at March 31, 2016 from $2.0 million at December 31, 2015. The decrease in other real estate owned was primarily due to the disposition of properties totaling $543,000 and valuation adjustments of $312,000 during the quarter ended March 31, 2016, offset by additions of properties totaling $652,000.

Operating Results
Net interest income increased $86,000, or 0.3%, to $32.8 million for the quarter ended March 31, 2016 compared to $32.7 million for the same period in 2015 and increased $225,000, or 0.7%, from $32.5 million for the linked-quarter ended December 31, 2015. The increase in net interest income for the current quarter compared to same period in 2015 and the linked-quarter was primarily due to an increase in interest income on investment securities as a result of both an increase in investment yields and volumes. The increase in net interest income was offset by a decrease in incremental accretion income (included in interest and fees on loans on the Condensed Consolidated Statements of Income).
Heritage’s net interest margin for the quarter ended March 31, 2016 decreased 27 basis points to 4.04% from 4.31% for the same period in 2015 and increased seven basis points from 3.97% in the linked-quarter ended December 31, 2015. As shown in the table below, the net interest margin, excluding incremental accretion on purchased loans, decreased to 3.82% for the quarter ended March 31, 2016 from 3.87% for the same period in 2015 and increased from 3.69% for the linked-quarter ended December 31, 2015. The decreases in net interest margin, both including and excluding the impacts of the incremental accretion, from the same period in 2015 are due primarily to lower contractual loan note rates and a decrease in incremental accretion income as the purchased loan balances continued to decrease. The increases in net interest margin, both including and excluding the impacts of the incremental accretion, for the three months ended March 31, 2016 compared to the linked-quarter was due to increases in the yields on investment securities and the yield on loans, excluding incremental accretion on purchased loans, as well as an increase in the percentage of average earning assets of loans and investments.
The following table presents the net interest margin and the effect of the incremental accretion on purchased loans for the periods presented below:

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Net interest margin, excluding incremental accretion on purchased loans (1)	3.82%	3.69%	3.87%
Impact on net interest margin from incremental accretion on purchased loans (1)	0.22%	0.28%	0.44%
Net interest margin	4.04%	3.97%	4.31%

(1)
The incremental accretion income represents the amount of income recorded on the purchased loans in excess of the contractual stated interest rate in the individual loan notes. This income results from the discount established at the time these loan portfolios were acquired and is modified quarterly as a result of cash flow re-estimation.

Yields on loans, excluding incremental accretion on purchased loans, decreased 15 basis points to 4.77% for the quarter ended March 31, 2016 from 4.92% for the same period in 2015 due primarily to lower contractual note rates, and increased seven basis points from 4.70% for the linked-quarter ended December 31, 2015 primarily as a result of the impact of an increase in variable rate indices.
Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “Our pre-accretion net interest margin showed a nice increase from the linked-quarter as a result of further leveraging our overnight cash position as well as the effects of the 25 basis point prime rate increase in December. For the quarter ended March 31, 2016, average loans receivable increased to 73.3% of average interest earning assets from 73.0% for the linked-quarter and average investments increased to 24.8% of average interest earning assets from 23.4% for the linked-quarter."
The provision for loan losses was $1.1 million for the quarter ended March 31, 2016 compared to $1.2 million for the quarter ended March 31, 2015 and $1.1 million for the linked-quarter ended December 31, 2015.
As of the dates of the completion of each of the mergers and acquisitions, purchased loans were recorded at their estimated fair value, including our estimate of future expected cash flows until the ultimate resolution of these credits. As reflected in the table below, incremental accretion income from purchased loans was $1.8 million for the quarter ended March 31, 2016 compared to $3.3 million for the quarter ended March 31, 2015 and $2.3 million for the linked-quarter ended December 31, 2015.
During the third quarter of fiscal year 2015, the Company signed a termination agreement with the Federal Deposit Insurance Corporation ("FDIC") in connection with the FDIC shared-loss agreements. As a result, the Company recorded change in FDIC indemnification asset for only the first half of 2015. The amount recorded for the quarter ended March 31, 2015 was $193,000.

The following table illustrates the earnings impact associated with the Company’s purchased loan portfolios:

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
	(in thousands)
Incremental accretion income over stated note rate (1)	$1,779	$2,321	$3,324
Change in FDIC indemnification asset	—	—	(193)
Provision reversal (expense) for loan losses	(639)	76	(433)
Pre-tax earnings impact	$1,140	$2,397	$2,698

(1)
The incremental accretion income represents the amount of income recorded on the purchased loans in excess of the contractual stated interest rate in the individual loan notes. This income results from the discount established at the time these loan portfolios were acquired and is modified quarterly as a result of cash flow re-estimation.

Noninterest income decreased $1.4 million, or 16.2%, to $7.0 million for the quarter ended March 31, 2016 compared to $8.3 million for the same period in 2015 and decreased $508,000, or 6.8%, from $7.5 million for the linked-quarter ended December 31, 2015. The decrease from the same quarter in 2015 was due primarily to a $1.7 million gain on sale of the merchant Visa portfolio recognized during the three months ended March 31, 2015. The decrease in noninterest income from the linked-quarter ended December 31, 2015 was due primarily to an additional $548,000 gain on sale of the merchant Visa portfolio recognized during the quarter ended December 31, 2015 and a $248,000 decrease in service charges and other fees, offset partially by a $406,000 increase in gain on sale of investments.

Noninterest expense was $26.4 million for the quarter ended March 31, 2016 compared to $26.0 million for the quarter ended March 31, 2015 and $26.8 million for the linked-quarter ended December 31, 2015. The increase from the same period in 2015 was primarily due to an increase in compensation and employee benefits expense. The decrease in noninterest expense from the linked-quarter was due primarily to a decrease in occupancy and equipment expense as a result of consolidation and closure of certain branches during the first quarter 2016 as part of the Company's strategic initiatives.

Income tax expense was $3.2 million for the quarter ended March 31, 2016 compared to $4.0 million for the comparable quarter in 2015 and $2.6 million for the linked-quarter ended December 31, 2015. The decrease in income tax expense from the same period in 2015 was primarily due to the decrease in pre-tax income. The increase in income tax expense from the linked-quarter was due to a $300,000 income tax benefit recognized during the linked-quarter ended December 31, 2015, relating to the reversal of a tax liability previously recognized in conjunction with the merger with Washington Banking Company. The effective tax rate was 25.7% for the quarter ended March 31, 2016 compared to 29.0% for the comparable quarter in 2015 and 21.8% for the linked-quarter ended December 31, 2015. The decrease in the effective tax rate from the same period in 2015 was due to an increase in tax exempt loans and investment securities. The increase in the effective tax rate as compared to the linked-quarter was primarily due to the above mentioned $300,000 tax benefit.

Jeffrey J. Deuel, President & Chief Operating Officer of Heritage Bank, commented, “I am proud of our team’s accomplishments this past quarter.  Our continued focus on process improvements, product enhancements, and expense management are contributing to the positive results.  I am also happy to see the loan growth that is coming from the concentrated efforts all our lenders and the good work done by our retail team as they continue to grow non-maturity deposits."

Dividend

On April 20, 2016, the Company’s Board of Directors declared a quarterly cash dividend of $0.12 per common share. The dividend is payable on May 19, 2016 to shareholders of record as of the close of business on May 5, 2016.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on April 21, 2016 at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1074 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through May 5, 2016, by dialing (800) 475-6701 -- access code 390312.

About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 63 banking offices in Washington and Oregon. Heritage Bank also does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington and under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:
Brian L. Vance, President & Chief Executive Officer, (360) 943-1500
Donald J. Hinson, Executive Vice President & Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP. These measures include tangible common stockholders' equity, tangible book value per share and tangible common stockholders' equity to tangible assets. Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers. Where applicable, the Company has also presented comparable earnings information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	March 31, 2016	December 31, 2015
	(in thousands)
Stockholders' equity	$480,181	$469,970
Less: goodwill and other intangible assets	127,483	127,818
Tangible common stockholders' equity	$352,698	$342,152

Total assets	$3,678,032	$3,650,792
Less: goodwill and other intangible assets	127,483	127,818
Tangible assets	$3,550,549	$3,522,974

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated, including: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets, which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to increase our allowance for loan losses; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; risks related to acquiring assets in or entering markets in which we have not previously operated and may not be familiar; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; new legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated statements of financial condition; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; failure or security breach of computer systems on which we depend; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy of pursuing acquisitions and denovo branching; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired including those from the Cowlitz Bank, Pierce Commercial Bank, Northwest Commercial Bank, Valley Community Bancshares and Washington Banking Company transactions, or may in the future acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames, or at all, and any goodwill charges related thereto and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, which might be greater than expected; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission including our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollar amounts in thousands; unaudited)

	March 31, 2016	December 31, 2015
Assets
Cash on hand and in banks	$61,508	$63,816
Interest earning deposits	32,511	62,824
Cash and cash equivalents	94,019	126,640
Other interest earning deposits	5,461	6,719
Investment securities available for sale	822,171	811,869
Loans held for sale	7,036	7,682
Loans receivable, net	2,459,148	2,402,042
Allowance for loan losses	(29,667)	(29,746)
Total loans receivable, net	2,429,481	2,372,296
Other real estate owned	1,826	2,019
Premises and equipment, net	61,182	61,891
Federal Home Loan Bank stock, at cost	4,380	4,148
Bank owned life insurance	61,238	60,876
Accrued interest receivable	11,003	10,469
Prepaid expenses and other assets	52,752	58,365
Other intangible assets, net	8,454	8,789
Goodwill	119,029	119,029
Total assets	$3,678,032	$3,650,792

Liabilities and Stockholders' Equity
Deposits	$3,130,929	$3,108,287
Junior subordinated debentures	19,497	19,424
Securities sold under agreement to repurchase	20,342	23,214
Accrued expenses and other liabilities	27,083	29,897
Total liabilities	3,197,851	3,180,822

Common stock	358,158	359,451
Retained earnings	113,753	107,960
Accumulated other comprehensive income, net	8,270	2,559
Total stockholders' equity	480,181	469,970
Total liabilities and stockholders' equity	$3,678,032	$3,650,792

Common stock, shares outstanding	29,972,066	29,975,439

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Interest income:
Interest and fees on loans	$30,177	$30,474	$30,481
Taxable interest on investment securities	2,796	2,378	2,684
Nontaxable interest on investment securities	1,171	1,059	1,033
Interest and dividends on other interest earning assets	91	105	51
Total interest income	34,235	34,016	34,249
Interest expense:
Deposits	1,254	1,267	1,318
Junior subordinated debentures	210	200	239
Other borrowings	11	14	18
Total interest expense	1,475	1,481	1,575
Net interest income	32,760	32,535	32,674
Provision for loan losses	1,139	1,124	1,208
Net interest income after provision for loan losses	31,621	31,411	31,466
Noninterest income:
Service charges and other fees	3,356	3,604	3,295
Gain on sale of investment securities, net	560	154	544
Gain on sale of loans, net	729	854	1,135
Gain on sale of Merchant Visa portfolio	—	548	1,650
Other income	2,345	2,338	1,721
Total noninterest income	6,990	7,498	8,345
Noninterest expense:
Compensation and employee benefits	15,121	15,150	14,225
Occupancy and equipment	3,836	4,336	3,691
Data processing	1,792	1,750	1,627
Marketing	728	471	633
Professional services	845	933	805
State and local taxes	607	570	620
Federal deposit insurance premium	492	509	516
Other real estate owned, net	411	153	658
Amortization of intangible assets	335	523	527
Other expense	2,202	2,374	2,736
Total noninterest expense	26,369	26,769	26,038
Income before income taxes	12,242	12,140	13,773
Income tax expense	3,151	2,647	3,994
Net income	$9,091	$9,493	$9,779

Basic earnings per common share	$0.30	$0.32	$0.32
Diluted earnings per common share	$0.30	$0.32	$0.32
Dividends declared per common share	$0.11	$0.21	$0.10

Average number of basic common shares outstanding	29,671,868	29,708,180	30,028,936
Average number of diluted common shares outstanding	29,686,113	29,729,368	30,051,882

HERITAGE FINANCIAL CORPORATION
FINANCIAL STATISTICS
(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Performance Ratios:
Efficiency ratio	66.34%	66.86%	63.48%
Noninterest expense to average assets, annualized	2.91%	2.92%	3.07%
Return on average assets, annualized	1.00%	1.04%	1.15%
Return on average equity, annualized	7.67%	8.03%	8.61%
Return on average tangible common equity, annualized	10.48%	11.04%	11.98%
Net charge-offs on loans to average loans, annualized	0.20%	0.06%	0.20%

	As of Period End
	March 31, 2016	December 31, 2015
Financial Measures:
Book value per common share	$16.02	$15.68
Tangible book value per common share	$11.77	$11.41
Stockholders' equity to total assets	13.1%	12.9%
Tangible common equity to tangible assets	9.9%	9.7%
Common equity Tier 1 capital to risk-weighted assets	11.9%	12.0%
Tier 1 leverage capital to average quarterly assets	10.5%	10.4%
Tier 1 capital to risk-weighted assets	12.6%	12.7%
Total capital to risk-weighted assets	13.6%	13.7%
Net loans to deposits ratio	77.8%	76.6%
Deposits per branch	$49,697	$46,392

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Allowance for Loan Losses:
Balance, beginning of period	$29,746	$29,004	$27,729
Provision for loan losses	1,139	1,124	1,208
Net (charge-offs) recoveries:
Commercial business	(956)	(67)	(647)
One-to-four family residential	1	—	1
Real estate construction and land development	(70)	—	(106)
Consumer	(193)	(315)	(369)
Total net charge-offs	(1,218)	(382)	(1,121)
Balance, end of period	$29,667	$29,746	$27,816

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Other Real Estate Owned:
Balance, beginning of period	$2,019	$2,071	$3,355
Additions	652	421	1,728
Proceeds from dispositions	(543)	(356)	(589)
Gain (loss) on sales, net	10	(3)	(70)
Valuation adjustments	(312)	(114)	(330)
Balance, end of period	$1,826	$2,019	$4,094

	As of Period End
	March 31, 2016	December 31, 2015
Nonperforming Assets:
Nonaccrual loans by type:
Commercial business	$9,210	$7,122
One-to-four family residential	37	38
Real estate construction and land development	2,272	2,414
Consumer	835	94
Total nonaccrual loans(1)(2)	12,354	9,668
Other real estate owned	1,826	2,019
Nonperforming assets	$14,180	$11,687

Restructured performing loans(3)	$21,328	$20,695
Accruing loans past due 90 days or more	—	—
Potential problem loans(4)	94,821	110,357
Allowance for loan losses to:
Loans receivable, net	1.21%	1.24%
Nonperforming loans	240.14%	307.67%
Nonperforming loans to loans receivable, net	0.50%	0.40%
Nonperforming assets to total assets	0.39%	0.32%

(1)	At March 31, 2016 and December 31, 2015, $6.9 million and $6.3 million of nonaccrual loans were considered troubled debt restructured loans, respectively.

(2)	At March 31, 2016 and December 31, 2015, $1.4 million and $1.1 million of nonaccrual loans were guaranteed by government agencies, respectively.

(3)	At March 31, 2016 and December 31, 2015, $779,000 and $449,000 of performing troubled debt restructured loans were guaranteed by government agencies, respectively.

(4)
Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes the Company concern as to their ability to comply with their loan repayment terms. At March 31, 2016 and December 31, 2015, $809,000 and $1.2 million of potential problem loans were guaranteed by government agencies, respectively.

	As of Period End
	March 31, 2016		December 31, 2015
	Balance	% of Total	Balance	% of Total
Loan Composition
Commercial business:
Commercial and industrial	$592,308	24.1%	$596,726	24.8%
Owner-occupied commercial real estate	630,486	25.6	629,207	26.2
Non-owner occupied commercial real estate	730,489	29.7	697,388	29.0
Total commercial business	1,953,283	79.4	1,923,321	80.0
One-to-four family residential	72,806	3.0	72,548	3.0
Real estate construction and land development:
One-to-four family residential	47,296	1.9	51,752	2.2
Five or more family residential and commercial properties	71,998	2.9	55,325	2.3
Total real estate construction and land development	119,294	4.8	107,077	4.5
Consumer	312,459	12.7	298,167	12.4
Gross loans receivable	2,457,842	99.9	2,401,113	99.9
Deferred loan costs, net	1,306	0.1	929	0.1
Loans receivable, net	$2,459,148	100.0%	$2,402,042	100.0%

	As of Period End
	March 31, 2016		December 31, 2015
	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest bearing demand deposits	$794,516	25.4%	$770,927	24.8%
NOW accounts	944,105	30.2	917,859	29.5
Money market accounts	519,052	16.5	545,342	17.6
Savings accounts	465,416	14.9	453,826	14.6
Total non-maturity deposits	2,723,089	87.0	2,687,954	86.5
Certificates of deposit	407,840	13.0	420,333	13.5
Total deposits	$3,130,929	100.0%	$3,108,287	100.0%

	Three Months Ended
	March 31, 2016			December 31, 2015			March 31, 2015
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands; yields annualized)
Interest Earning Assets:
Total loans receivable, net	$2,391,749	$30,177	5.07%	$2,376,399	$30,474	5.09%	$2,239,662	$30,481	5.52%
Taxable securities	592,715	2,796	1.90	550,284	2,378	1.71	568,887	2,684	1.91
Nontaxable securities	217,106	1,171	2.17	212,295	1,059	1.98	201,199	1,033	2.08
Other interest earning assets	60,831	91	0.60	114,678	105	0.36	66,100	51	0.31
Total interest earning assets	3,262,401	34,235	4.22	3,253,656	34,016	4.15	3,075,848	34,249	4.52
Noninterest earning assets	379,385			384,025			364,120
Total assets	$3,641,786			3,637,681			$3,439,968
Interest Bearing Liabilities:
Certificates of deposit	$413,110	$524	0.51%	$430,007	$542	0.50%	$509,141	$647	0.52%
Savings accounts	462,345	161	0.14	448,243	129	0.11	364,857	99	0.11
Interest bearing demand and money market accounts	1,442,244	569	0.16	1,422,934	596	0.17	1,322,733	572	0.18
Total interest bearing deposits	2,317,699	1,254	0.22	2,301,184	1,267	0.22	2,196,731	1,318	0.24
Junior subordinated debentures	19,450	210	4.34	19,385	200	4.09	19,146	239	5.06
Securities sold under agreement to repurchase	22,086	11	0.21	24,411	14	0.22	28,223	18	0.26
FHLB advances and other borrowings	—	—	—	326	—	—	271	—	0.23
Total interest bearing liabilities	2,359,235	1,475	0.25	2,345,306	1,481	0.25	2,244,371	1,575	0.28
Demand and other noninterest bearing deposits	776,786			794,290			696,299
Other noninterest bearing liabilities	29,252			28,904			38,486
Stockholders’ equity	476,513			469,181			460,812
Total liabilities and stockholders’ equity	$3,641,786			$3,637,681			$3,439,968
Net interest income		$32,760			$32,535			$32,674
Net interest spread			3.97%			3.90%			4.24%
Net interest margin			4.04%			3.97%			4.31%

HERITAGE FINANCIAL CORPORATION
QUARTERLY FINANCIAL STATISTICS
(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Earnings:
Net interest income	$32,760	$32,535	$31,940	$32,470	$32,674
Provision for loan losses	1,139	1,124	851	1,189	1,208
Noninterest income	6,990	7,498	9,544	6,881	8,345
Noninterest expense	26,369	26,769	27,322	26,079	26,038
Net income	9,091	9,493	9,492	8,725	9,779
Basic earnings per common share	$0.30	$0.32	$0.32	$0.29	$0.32
Diluted earnings per common share	$0.30	$0.32	$0.32	$0.29	$0.32
Average Balances:
Total loans receivable, net	$2,391,749	$2,376,399	$2,356,090	$2,290,608	$2,239,662
Investment securities	809,821	762,579	726,246	754,386	770,086
Total interest earning assets	3,262,401	3,253,656	3,164,245	3,105,291	3,075,848
Total assets	3,641,786	3,637,681	3,549,310	3,480,689	3,439,968
Total interest bearing deposits	2,317,699	2,301,184	2,255,257	2,224,230	2,196,731
Demand and other noninterest bearing deposits	776,786	794,290	760,004	710,992	696,299
Stockholders' equity	476,513	469,181	463,823	462,503	460,812
Financial Ratios:
Return on average assets, annualized	1.00%	1.04%	1.06%	1.01%	1.15%
Return on average equity, annualized	7.67%	8.03%	8.12%	7.57%	8.61%
Return on average tangible common equity, annualized	10.48%	11.04%	11.23%	10.50%	11.98%
Efficiency ratio	66.34%	66.86%	65.86%	66.27%	63.48%
Noninterest expense to average total assets, annualized	2.91%	2.92%	3.05%	3.01%	3.07%
Net interest margin	4.04%	3.97%	4.00%	4.19%	4.31%
Average assets per full-time equivalent employee	$4,934	$4,837	$4,634	$4,552	$4,505

	As of Period End
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Balance Sheet:
Total assets	$3,678,032	$3,650,792	$3,595,378	$3,480,324	$3,459,349
Total loans receivable, net	2,429,481	2,372,296	2,375,040	2,319,024	2,260,498
Investment securities	822,171	811,869	735,925	732,709	782,724
Deposits	3,130,929	3,108,287	3,054,198	2,946,487	2,912,458
Noninterest bearing demand deposits	794,516	770,927	762,240	728,260	698,231
Stockholders' equity	480,181	469,970	468,696	459,128	462,526
Financial Measures:
Book value per common share	$16.02	$15.68	$15.64	$15.33	$15.30
Tangible book value per common share	$11.77	$11.41	$11.36	$11.03	$11.02
Tangible common equity to tangible assets	9.9%	9.7%	9.8%	9.9%	10.0%
Net loans to deposits	77.8%	76.6%	78.0%	78.9%	77.9%
Deposits per branch	$49,697	$46,392	$45,585	$44,644	$44,128
Credit Quality Metrics:
Allowance for loan losses to:
Loans receivable, net	1.21%	1.24%	1.21%	1.20%	1.22%
Nonperforming loans	240.14%	307.67%	292.76%	269.06%	245.38%
Nonperforming loans to loans receivable, net	0.50%	0.40%	0.41%	0.45%	0.50%
Nonperforming assets to total assets	0.39%	0.32%	0.33%	0.39%	0.45%
Other Metrics:
Branches	63	67	67	66	66